Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Bunge Limited on Form S-8 of our reports dated February 21, 2003 (except Note 29, dated March 17, 2003), (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in methods of accounting for goodwill and asset retirement obligations in 2002), appearing in the Annual Report on Form 20-F of Bunge Limited for the year ended December 31, 2002.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York
October 3, 2003